                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.  )

     Filed by the registrant  [X]
     Filed by a party other than the registrant  [ ]
     Check the appropriate box:
     [ ]  Preliminary proxy statement
     [X]  Definitive proxy statement
     [ ]  Definitive additional materials
     [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         AIR PRODUCTS AND CHEMICALS, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                         AIR PRODUCTS AND CHEMICALS, INC.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11

(1)  Title of each of securities to which transaction applies:

- - --------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- - --------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

    [ ]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

- - --------------------------------------------------------------------------------
    (2)  Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------
    (3)  Filing party:

- - --------------------------------------------------------------------------------
    (4)  Date filed:

- - --------------------------------------------------------------------------------

__________________
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

AIR PRODUCTS AND CHEMICALS, INC.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Telephone (610) 481-8000                                        [ LOGO ]

                                                                December 9, 1994

Dear Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the 1995 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. The meeting will be held on Thursday, January 26, 1995, at 2:00 P.M., in the Tompkins College Center Theater at Cedar Crest College in Allentown, Pennsylvania.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of four directors. The Board of Directors has nominated Messrs. Dexter F. Baker, Will M. Caldwell, Takeo Shiina and Lawrason D. Thomas.

It is important that your shares be represented at the meeting, regardless of the number you may hold. WHETHER OR NOT YOU CAN BE PRESENT IN PERSON, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person. A summary report of actions taken at the meeting will be available upon request with the financial results of the first quarter of fiscal year 1995.

We look forward to seeing you at the meeting.

                                            Cordially,

                                            [ SIGNATURE ]

                                            HAROLD A. WAGNER
                                              Chairman of the Board,
                                              President and Chief Executive
                                              Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                JANUARY 26, 1995

TO THE HOLDERS OF COMMON STOCK OF
  AIR PRODUCTS AND CHEMICALS, INC.

The Annual Meeting of Shareholders of Air Products and Chemicals, Inc., a Delaware corporation, will be held in the Tompkins College Center Theater at Cedar Crest College in Allentown, Pennsylvania, on Thursday, January 26, 1995, at 2:00 P.M. for the following purposes:

1. To elect three directors for a three-year term, and one director for a one-year term.

2. To ratify the appointment of independent certified public accountants for the fiscal year ending September 30, 1995.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on November 30, 1994, are entitled to receive notice and to vote at the meeting. A complete list of such shareholders will be open for examination by any shareholder for any purpose germane to the meeting at the Company's office at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501, for a period of ten days prior to the meeting.

If you do not plan to attend the meeting in person, you are urged to vote, sign, date and mail the enclosed proxy immediately. The proxy is revocable and will not affect your right to vote in person in the event you find it convenient to attend the meeting.

                                  By order of the Board of Directors

                                  [ SIGNATURE ]

                                  JAMES H. AGGER
                                    Vice President, General Counsel
                                       and Secretary

December 9, 1994

                               PROXY STATEMENT

                              TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.............................................................       1
     AGENDA ITEM NO. ONE: ELECTION OF DIRECTORS............................................................       1
           The Board of Directors..........................................................................       1
           Nominees for Director...........................................................................       2
           Directors Continuing in Office..................................................................       3
           Meetings and Committees of the Board............................................................       6
           Other Relationships and Transactions............................................................       7
           Remuneration of Directors.......................................................................       7
           Director Term Limitation and Retirement Policy..................................................       7
     AGENDA ITEM NO. TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS...........................       7
     OTHER MATTERS.........................................................................................       8
ADDITIONAL INFORMATION FOR SHAREHOLDERS....................................................................       8
     COMPENSATION OF EXECUTIVE OFFICERS....................................................................       8
           Report of the Management Development and Compensation Committee.................................       8
           Compensation and Option Tables..................................................................       11
           Stock Performance Information...................................................................       15
           Pension Plans...................................................................................       16
           Certain Agreements With Executive Officers......................................................       17
     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................................       18
     CERTAIN PROCEDURAL INFORMATION........................................................................       20

AIR PRODUCTS AND CHEMICALS, INC.
7201 Hamilton Boulevard
Allentown, PA 18195-1501                                            [ LOGO ]

- - --------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 26, 1995

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Air Products and Chemicals, Inc., a Delaware corporation (the 'Company' or 'Air Products'), to be used at the Annual Meeting of Shareholders of the Company to be held January 26, 1995, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                   AGENDA ITEM NO. ONE: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

The Board of Directors currently has 13 positions. Due to the retirement of two directors and assuming the election by the shareholders of the four persons standing for election as directors on January 26, 1995, the Board will have 11 members after the Annual Meeting. The Board is divided into three classes, with each director normally elected to serve for a three-year term and one full class of directors to be elected at each Annual Meeting. In some cases a director will be elected to serve a term of less than three years if there should occur, as is the case this year, a vacancy in or addition to another class of directors.

Accordingly, at this year's meeting, Mr. Dexter F. Baker has been nominated for re-election as a Class III director to fill a vacancy which will exist in that class; Messrs. Takeo Shiina and Lawrason D. Thomas, two incumbent Class III directors whose terms are currently scheduled to expire at the 1995 Annual Meeting, have been nominated for re-election for three-year terms as Class III directors; and Mr. Will M. Caldwell has been nominated for re-election as a Class I director for the remaining one-year term of that class.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMENDS A VOTE 'FOR' THE ELECTION TO THE BOARD OF DIRECTORS OF MESSRS. BAKER, CALDWELL, SHIINA AND THOMAS.

The following pages set forth information regarding the nominees for election as well as information about the directors whose terms of office do not expire this year. Each such director has consented to being named as nominee for director and agreed to serve if elected. All of the nominees are currently directors and all have been elected by the shareholders at prior meetings, except for Mr. Thomas who was elected by the directors in October 1994. Messrs. Baker and Caldwell are changing their class designation so as to enable each to serve a term expiring coincident with his normal retirement from the Board of Directors, and each will resign from his current class of director if elected as a member of the new class for which he has been nominated.

Under applicable Delaware law, directors shall be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Proxies will be voted for the election of all four of the foregoing nominees unless instructions to 'withhold' votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to election of directors. Under the rules of the New York Stock Exchange, Inc.

('NYSE') brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers, the beneficial owners of the shares. Thus, brokers that do not receive instructions are entitled to vote on the election of the foregoing four nominees for director. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select.

Information follows with regard to the age, business experience and certain
Board committee memberships as of November 1, 1994 of the nominees for directors and the directors continuing in office.
- - --------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR:
- - --------------------------------------------------------------------------------
Class III -- To serve until the annual election of directors in 1998 or until his successor is elected and qualified.
- - --------------------------------------------------------------------------------
 [ PHOTO ]        DEXTER F. BAKER, age 67. Former Chairman of the Board and
                  Chief Executive Officer of the Company. Director of the
                  Company since 1964. Chairman of the Executive Committee and member of the Finance Committee.

                  Mr. Baker joined the Company in 1952 and became head of the
                  Company's operations in Europe in 1964. He was elected
                  Executive Vice President in 1968, President and Chief
                  Operating Officer in 1978, and Chairman of the Board and Chief
                  Executive Officer in 1986. In 1988 he relinquished the
                  position of President which he reassumed in 1990 and
                  relinquished again in 1991. In accordance with the Company's retirement policy for senior executives, Mr. Baker retired from his position of
Chairman and Chief Executive Officer in 1992. Mr. Baker is a director of AMP
Incorporated and Eastman Chemical Co., and is a director and member of the executive committee of the National Association of Manufacturers. He is a
trustee of Lehigh University and the Harry C. Trexler Foundation.
- - --------------------------------------------------------------------------------
 [ PHOTO ]        TAKEO SHIINA, age 65. Chairman of IBM Japan, Ltd. Director of
                  the Company and Chairman of the Company's Japanese Advisory
                  Council since 1993. Member of the Environmental, Safety and
                  Public Policy Committee.

                  Mr. Shiina joined IBM Japan, Ltd., a manufacturer and supplier of information handling systems, equipment and services, in
                  1953 and thereafter held marketing, operations and corporate staff positions. Mr. Shiina was elected President of IBM
                  Japan, Ltd. in 1975, became its President and Chief Executive
                  Officer in 1978, and its Chairman and Chief Executive Officer
                  in January 1993. He was elected Vice President of
International Business Machines Corporation (U.S.) in 1989 and served until
March 1993. Mr. Shiina assumed his current position and became Chairman of the
IBM Japan Advisory Board in March 1993. Mr. Shiina is a director of IBM Asia
Pacific. He is Senior Advisor of Bankers Trust Company, Japan, serves on the
European Advisory Board of Bankers Trust Company, and is a trustee of the Aspen
Institute.
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR:
- - --------------------------------------------------------------------------------
Class III -- Continued
- - --------------------------------------------------------------------------------
 [ PHOTO ]        LAWRASON D. THOMAS, age 60. Vice Chairman of Amoco
                  Corporation. Director of the Company since 1994.

                  Mr. Lawrason joined Amoco Chemical Company, a subsidiary of
                  Amoco Corporation, a petroleum refining company, in 1958. He held various sales, marketing and administrative positions with Amoco's chemical and oil subsidiaries before being named
                  Amoco Oil Company's Vice President of Operations, Planning,
                  and Transportation in 1976, Executive Vice President in 1979,
                  and President in 1981. He was elected a director of Amoco
                  Corporation in 1989, Executive Vice President in 1990 and
assumed his current position as Vice Chairman in July 1992. Mr. Thomas is a member of the board of directors of Rust International, Inc., the American
Petroleum Institute, the America-China Society, the National Association of
Manufacturers and the National Merit Scholarship Program.
- - --------------------------------------------------------------------------------
Class I -- To serve until the annual election of directors in 1996 or until his successor is elected and qualified.
- - --------------------------------------------------------------------------------
[ PHOTO ]         WILL M. CALDWELL, age 69. Former Executive Vice President,
                  member of the Office of the Chief Executive and director of
                  Ford Motor Company. Director of the Company since 1985.
                  Chairman of the Finance Committee and Member of the Management
                  Development and Compensation and Executive Committees.

                  Mr. Caldwell joined Ford Motor Company, a major producer of cars, trucks and tractors, in 1952 and held numerous positions in the financial area prior to becoming a Vice President in
                  1977. He was elected to the board and assumed the position of
                  Executive Vice President and Chief Financial Officer in 1979,
                  and became a member of the Office of the Chief Executive in
1980 prior to his retirement in 1986. He is a director of Zurich Holding Company of America, Inc., Bissell, Inc. and The Batts Group, Ltd., and is a trustee of
The Woodward Funds.
- - --------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE:
- - --------------------------------------------------------------------------------
Class I -- To serve until the annual election of directors in 1996 or until their successors are elected and qualified.
- - --------------------------------------------------------------------------------
 [ PHOTO ]        ROBERT CIZIK, age 63. Chairman of the Board and Chief
                  Executive Officer of Cooper Industries, Inc. Director of the
                  Company since 1992. Member of the Management Development and
                  Compensation Committee.

                  Mr. Cizik joined Cooper Industries, Inc., a diversified,
                  worldwide manufacturing company, in 1961 and served in various financial, planning and management positions prior to becoming
                  President and Chief Operating Officer in 1973, Chief Executive
                  Officer in 1975 and Chairman of the Board in 1983. He is a
                  director of Harris Corporation, Panhandle Eastern Corporation,
                  Temple Inland Inc. and the National Association of
                  Manufacturers.
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE:
- - --------------------------------------------------------------------------------
Class I -- Continued
- - --------------------------------------------------------------------------------
[ PHOTO ]         RUTH M. DAVIS, age 66. Since 1981, President of The Pymatuning
                  Group, Inc., Alexandria, Virginia, which specializes in
                  technology management services. Director of the Company since
                  1984. Chairman of the Environmental, Safety and Public Policy
                  Committee and member of the Nominating and Corporate
                  Governance Committee.

                  Dr. Davis was Assistant Secretary of Energy from 1979 to 1981 and Deputy Under Secretary of Defense for Research and
                  Advanced Technology from 1977 to 1979. Dr. Davis is chairman of the board of trustees of The Aerospace Corporation and
serves as a director or trustee of Sprint Corporation, Consolidated Edison
Company of New York, Inc., Varian Associates, Inc., Ceridian Corporation,
Premark International, Inc., Softech, Inc., Giddings & Lewis, Inc. and the
Principal Financial Group of Des Moines, Iowa. Dr. Davis has been elected to the
National Academy of Engineering, the National Academy of Public Administration
and the American Academy of Arts and Sciences.
- - --------------------------------------------------------------------------------
[ PHOTO ]         TERRY R. LAUTENBACH, age 56. Former Senior Vice President of
                  International Business Machines Corporation. Director of the
                  Company since 1991. Chairman of the Management Development and
                  Compensation Committee and Member of the Environmental, Safety
                  and Public Policy Committee.

                  Mr. Lautenbach joined IBM, a manufacturer and supplier of
                  information handling systems, equipment and services, in 1959, and held numerous positions in the marketing area until
                  becoming IBM Vice President -- Marketing in 1984, President --
                  Communication Products Division in 1985, Vice President and
Group Executive -- Information Systems and Communications Group in 1986, and
Senior Vice President and General Manager in 1988. Mr. Lautenbach served as
Senior Vice President and was a member of IBM's Management Committee from 1990 to 1992. He serves as a director of Melville Corp., Loomis Sayles Mutual Funds,
Varian Associates, Inc. and Xavier University.
- - --------------------------------------------------------------------------------
Class II -- To serve until the annual election of directors in 1997 or until their successors are elected and qualified.
- - --------------------------------------------------------------------------------
[ PHOTO ]         TOM H. BARRETT, age 64. Former Chairman of the Board,
                  President and Chief Executive Officer of The Goodyear Tire &
                  Rubber Company. Director of the Company since 1990. Member of the Audit and Management Development and Compensation
                  Committees.

                  Mr. Barrett joined The Goodyear Tire & Rubber Company, a major producer of tires, in 1953 and held numerous positions in the technical and production areas. He was elected an officer of the Company in 1976, a director in 1979, and President and
                  Chief Operating Officer in 1982. He became Chief Executive
Officer in 1988 and Chairman in 1989, and retired in 1991. Mr. Barrett is a director of A. O. Smith Corporation, Mutual Life Insurance of New York,
Rubbermaid, Inc. and Fieldcrest Cannon, Inc., and a partner in American
Industrial Partners, a private investment partnership.
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE:
- - --------------------------------------------------------------------------------
Class II -- Continued
- - --------------------------------------------------------------------------------
[ PHOTO ]         L. PAUL BREMER, III, age 53. Managing Director of Kissinger
                  Associates. Director of the Company since 1993. Member of the
                  Environmental, Safety and Public Policy and Nominating and
                  Corporate Governance Committees.

                  Former Ambassador Bremer joined Kissinger Associates, a
                  strategic consulting firm headed by former Secretary of State,
                  Henry Kissinger, in 1989 following a 23 year career in the
                  United States Diplomatic Service. Ambassador Bremer held
                  various assignments including political, economic and
                  commercial officer at the American Embassies in Afghanistan and Malawi and Deputy Chief of Mission and charge d'affaires'
at the American Embassy in Oslo, Norway. He was appointed Executive Secretary of the State Department and Special Assistant to the Secretary of State in 1981. In
1983, he was named United States Ambassador to the Netherlands and in 1986 he
was appointed Ambassador-at-Large for Counter-Terrorism. Ambassador Bremer is
also a director of Conner Peripherals, Inc., the Foreign Policy Association and
the Netherland-America Foundation.
- - --------------------------------------------------------------------------------
[ PHOTO ]         JUDITH RODIN, age 50. President of the University of
                  Pennsylvania. Director of the Company since 1993. Member of the Audit and Finance Committees.

                  Dr. Rodin became the President of the University of
                  Pennsylvania in July 1994. Prior to assuming her current
                  position, Dr. Rodin was Provost of Yale University. Dr. Rodin
                  joined the Yale faculty in 1972, and held teaching and
                  research positions of increasing responsibility in the
                  Department of Psychology, in 1985 becoming Professor of
                  Medicine and Psychology. She was Chair of the Department of
                  Psychology from 1989 to 1991, Dean of the Graduate School of
Arts and Sciences from 1991 to 1992 and assumed the position of Provost in 1992.
Also, since 1983, Dr. Rodin has served as the Chair of the John D. and Catherine
T. MacArthur Foundation Research Network on Determinants and Consequences of
Health-Promoting and Health-Damaging Behavior.
- - --------------------------------------------------------------------------------
[ PHOTO ]         HAROLD A. WAGNER, age 59. Chairman of the Board, President and
                  Chief Executive Officer of the Company. Director of the
                  Company since 1991. Member of the Executive and Finance
                  Committees.

                  Mr. Wagner joined the Company in 1963 and held various
                  positions of increasing responsibility becoming Vice
                  President, Sales, Industrial Gas Division -- U.S. in 1981. He
                  became Vice President -- Planning in 1982, Vice President --
                  Business Divisions, Chemicals Group in 1987, President of Air
                  Products Europe, Inc. in 1988, Executive Vice President --
                  Gases and Equipment in 1990 and President and Chief Operating
Officer in 1991. Mr. Wagner was elected to his present position in 1992. Mr.
Wagner is a director of United Technologies Corp. and a trustee of Lehigh
University, the Committee for Economic Development and the Eisenhower Exchange
Fellowships, Inc.
- - --------------------------------------------------------------------------------

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company met eight times during fiscal year 1994 and the outside members of the Board of Directors met once for their annual review of CEO performance, in a session led by the Chairman of the Management Development and Compensation Committee and preceded by Mr. Wagner's review of his management succession and organizational plans, and his corporate strategy. During the year, the average attendance of directors at meetings of the Board of Directors and meetings of committees of the Board to which they belonged was approximately 91%, including that of Mr. Shiina who attended 73% of such meetings.

The Board has six standing committees. These committee memberships are indicated in the preceding biographical information.

The Audit Committee consists of four directors, none of whom is an employee of the Company. The Committee, which met four times in fiscal year 1994, reviews significant matters relating to the audit and internal controls of the Company, reviews the results of audits by the Company's independent auditors, reviews the activities of the internal audit staff, and recommends selection of the Company's independent auditors for approval by the Board, subject to ratification by the shareholders. The Committee reviews and transmits to the Board the audited financial statements of the Company after the close of each fiscal year.

The Environmental, Safety and Public Policy Committee, which consists of four directors, met twice during the last fiscal year. The Committee is responsible for monitoring for and reporting to the Board regarding Company responses to issues and matters of concern in such areas as environmental compliance, safety, government, political and economic matters, community relations, and corporate and foundation philanthropic programs and charitable contributions.

The Executive Committee, which consists of five directors, did not meet during fiscal year 1994. Such Committee has authority to act on most matters during intervals between Board meetings.

The Finance Committee, which consists of five directors, met three times in fiscal year 1994. The Committee reviews the Company's financial policies, keeps informed of its operations and financial condition, including requirements for funds, advises the Board concerning sources and disposition of Company funds, evaluates investment programs, and reviews the Company's continuing financial arrangements and methods of external financing.

The Management Development and Compensation Committee, which consists of four non-employee directors, met five times in fiscal year 1994. The Committee provides advice in connection with the Company's succession planning, establishes the Company's executive compensation policies, oversees the administration of the incentive compensation plans for executives and key employees, and reviews the actions of those responsible for the administration of the Company's pension and savings plans, from time to time approving amendments to such incentive, pension and savings plans on behalf of the Board. The Committee is also charged with the responsibility of approving the individual salary, bonus and incentive plan awards of the chief executive officer, the other executive officers and certain other senior executives, and for annually reviewing with the Board of Directors the performance of the chief executive officer.

The Nominating and Corporate Governance Committee, previously called the Nominating Committee, which consists of three non-employee directors, met three times during the last fiscal year. The Committee reviews possible candidates for membership on the Board of Directors, including any recommended in good faith by a registered shareholder with the consent of the candidate, and makes recommendations to the Board concerning candidates for the Board of Directors. Any recommendations from shareholders should be sent to the Secretary of the Company. The Committee also recommends for Board approval the functions and schedules of the Board and of its various committees and the membership of the committees; director remuneration, plans and programs; and Board tenure and retirement policies.

OTHER RELATIONSHIPS AND TRANSACTIONS

During the past fiscal year, the Company has had commercial transactions in the ordinary course of business with industrial corporations, banks, universities and other entities with which certain of the directors are or were affiliated, as indicated on pages 2-5 of this Proxy Statement. Such transactions arose out of negotiations between the parties conducted at arm's length in competitive situations, were on the same basis as those with nonaffiliated companies, and the Company believes them to have been fair. The Company does not believe that the interest of any such director in the transactions is material either to the Company or to the individual involved. The Company anticipates that it will continue to have similar transactions with such entities in the future.

REMUNERATION OF DIRECTORS

Directors who are not employees of the Company are paid retainers at an annual rate of $25,000 and, if they serve as chairman of a committee of the Board, an additional annual retainer of $3,000. Non-employee directors are also paid $1,000 for each Board and each committee meeting they attend, and $600 for participating in a meeting by conference call unless there is more than one conference call in one day, in which case the fee is $1,000. In addition, non-employee directors are reimbursed for expenses incurred in performing their duties as directors. Certain directors have elected to defer receiving payment of their retainers until after their Board service ends. Members of the Company's Japan Advisory Council, including Mr. Shiina, receive an annual fee of $15,000 for serving on such Council, along with reimbursement of their expenses incurred in performing related duties.

The Company provides pension benefits pursuant to an unfunded pension plan for directors who have not been employees of the Company and who complete at least six years of service as a director. Such eligible retired directors will receive $3,750 quarterly for the remainder of their lives following the end of their Board service, although directors who first served on the Board after calendar year 1992 will not begin receiving these quarterly amounts until the later of the end of their Board service and their attainment of age 65.

Each year under the Company's stock option plan for directors, directors who have not been Company employees and who are members of the Board immediately following the annual meeting of shareholders, receive an option to purchase 1,000 shares of Company common stock at fair market value on the date of grant. Each option becomes exercisable six months after grant and remains exercisable for 10 years after grant, unless Board service ceases before six years (other than for disability or death).

DIRECTOR TERM LIMITATION AND RETIREMENT POLICY

The Company's term limitation and retirement policy for directors limits directors to four three-year terms (or 12 years) of Board service, unless the director had already attained age 65 when the term limitation policy was first adopted. Further, directors who have never been Company employees are to tender their resignation for consideration by the Nominating and Corporate Governance Committee upon a change in principal position or identity other than due to normal retirement and are not to stand for election to a term during which age 71 would be achieved. Finally, directors who are also Company employees, including the chief executive officer, must retire from the Board upon retirement on or after January 1, 1994 from active employment with the Company. Company policy requires the chief executive officer and other executive officers to retire from Company employment at age 65.

                              AGENDA ITEM NO. TWO:
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

At its meeting held on November 17, 1994, the Board of Directors of the Company upon recommendation of its Audit Committee approved the designation of Arthur Andersen LLP of Philadelphia, Pennsylvania, as independent certified public accountants for the Company for the fiscal year ending September 30, 1995, subject to ratification by the shareholders at the Annual Meeting. This accounting firm, formerly Arthur Anderson & Co., has performed such service since 1948.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will be offered the opportunity to make a statement and will be available to respond to appropriate questions.

Under applicable Delaware law and the Company's By-Laws, as amended, the outcome of this agenda item will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and having voting power on this matter. Proxies marked as abstaining will be counted in the tabulation of the vote cast and, thus, will have the effect of a vote against the proposal. Under New York Stock Exchange Rules, brokers that do not receive instructions from their customers may nevertheless vote on the matter.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMENDS A VOTE 'FOR' THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

The Board of Directors and management of the Company do not know of any matter other than referred to in the foregoing Notice of Annual Meeting of Shareholders and Proxy Statement that may come before the meeting. However, if any other matter should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their judgment on such matters.

                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

INTRODUCTION. This report describes how Air Products compensates its chief executive officer ('CEO') and other executive officers. The Management Development and Compensation Committee of the Company's Board of Directors (the 'Committee') or predecessor Board committees have been responsible for determining and administering compensation policies for Air Products executives since 1965 and, since 1977, these committees have been comprised entirely of non-employee directors.

COMPENSATION POLICIES APPLICABLE TO CEO AND EXECUTIVE OFFICERS. The Company's compensation policy is to pay for individual performance and responsibility, while also relating executive pay programs to Company performance and the creation of shareholder value. We believe that shareholder value is enhanced when we achieve an above average return on shareholders' equity in combination with sustained long-term growth. The same financial goals that are used to guide the Company's investment decisions and evaluate its overall performance are also used in the design and delivery of the Company's management compensation program.

The primary elements of the program are base salary, cash bonus, and stock based long-term compensation. The same compensation principles and plans are applied to approximately 350 key management and executive positions worldwide including the executive officers whose compensation is described in detail in this Proxy Statement. In planning for and administering compensation, the Committee uses a prescribed annual cycle for setting performance goals as well as target or guideline award levels. In the case of the CEO and other executive officers, the Committee specifically determines all individual salaries, short-term cash bonuses and long-term stock based incentives. The Committee integrates these decisions with other important matters under its charter such as executive development and succession planning, executive performance review, top level organization structure, and other strategic human resources initiatives designed to attract, retain, and motivate a high quality work force, which is essential to the long-term success of our complex, dynamic and globally competitive businesses.

Air Products' current salary grade level conventions, attendant base salary ranges, target cash bonus, and long-term incentive award guidelines, appropriately adjusted for changes in Company size and market movement, have been used by the Committee for the CEO position and other executive officer positions since 1985. In all cases, overall corporate performance along with individual performance, level of responsibility, position in salary range and timing, are factors considered by the Committee as pay decisions are made.

Target salary, bonus and incentive award levels are established by the Committee by using multiple executive compensation market studies which are generally available surveys purchased from independent outside organizations. The particular surveys used are for industrial companies with annual revenues ranging from three to six billion dollars, with particular focus on chemical and non-durable manufacturing companies in that revenue range. The Committee targets the median level of the executive market as assessed by these surveys in making its pay decisions.

By design, variable or at risk components of direct compensation are progressively greater for higher level positions. For the five executives named in this Proxy Statement, the variable portions of their compensation packages range from a minimum of 50 percent to approximately 67 percent at the CEO level. For the CEO, prospectively, targeted components of this variable compensation are approximately 20 percent short-term cash bonus and 47 percent long-term stock based incentives.

Beginning in fiscal year 1995, a federal tax law enacted in late 1993 will preclude the Company from deducting certain annual compensation in excess of one million dollars paid to any one of the five executives serving as executive officers at the end of fiscal year 1995 who will be named in the fiscal year 1995 Proxy Statement, including the CEO. This new limitation on deductibility does not apply to any compensation reported on in this Proxy Statement earned during or paid or recognized in or for fiscal year 1994. There are many exceptions to this new limitation including for compensation based on attainment of objective goals. The Company's base salary program and annual bonus plan as currently designed and administered would not be covered by an exception because the Committee exercises discretion in setting salaries and bonuses. As interpretive regulations evolve, the Committee will evaluate potential compensation program changes with the goal of preserving full deductibility.

1994 ANNUAL CASH COMPENSATION -- BASE SALARY. For 1994 the pertinent competitive analyses described above were completed in the preceding fiscal year. However, as recommended by Mr. Wagner the Committee determined not to increase base salaries for any senior officers during fiscal year 1994, consistent with the Company's competitive and earnings improvement program initiated by Mr. Wagner that year. Thus fiscal year 1994 annual base salaries for Mr. Wagner and the other executives named in this Proxy Statement were paid at the rate which was in effect for each of them at the end of fiscal year 1993.

BONUS. Bonuses are considered for payment to executives and key employees following the end of each fiscal year under the annual incentive plan. This shareholder approved plan provides that in granting awards the Committee shall take into consideration the performance of the Company for the fiscal year based upon such measure or measures of performance as the Committee shall select, and that no award or awards may be granted to any participant for the same fiscal year having an aggregate value in excess of 150% of such participant's annualized base salary rate at the end of the fiscal year.

Performance goals and target bonus guidelines based on the executive market median level referred to above are established by the Committee at the beginning of each fiscal year. Such performance measures enable the Committee to establish a range of payment for the overall bonus program, although the Committee may consider other pertinent factors as it exercises its discretion in determining the actual bonus award after the end of the fiscal year. One such factor which the Committee usually considers is Air Products' financial performance relative to the composite performance of the Standard and Poor's Industrial Index (formerly known as the S&P 400 Industrials), which the Committee uses rather than the S&P 500 in order to refine its analysis by elimination of the financial, utility and transportation sectors included in the latter index. Fiscal Year 1994 performance goals emphasized return on shareholders' equity (ROE) and growth in net income, and to a lesser degree, growth in revenues, profit before interest and taxes (PBIT) and in earnings per share (EPS). In addition to reviewing performance against internal goals and composite S&P Industrials performance, the Committee also compares Air Products revenue growth and ROE to that of each of the nine other companies besides Air Products which comprise the Standard and Poor's Chemicals Index.

In arriving at the level for the overall fiscal year 1994 award the Committee was strongly influenced by the year's impressive operating results. Revenue growth of 5% set a new Air Products sales record of $3.5 billion. Excluding all non-operating items in both 1994 and 1993, ROE increased from 12.6% to 14.4% and net income rose 17%. The Committee felt that while demonstrating the ability to achieve stated annual financial objectives, the year also saw important strategic steps taken to grow the Company's worldwide businesses for the future as well as robust market performance of the Company's stock.

The Committee finalized its assessment of the Company's performance at its November meeting and established the overall bonus award level for fiscal year 1994. Since not all of the Company's performance goals were fully achieved, the Committee decided to set the overall bonus award below the maximum level possible under the methodology described above. In addition, in view of the losses reported for the year relating to five leveraged derivatives contracts, the Committee further reduced the overall award level from the level which would otherwise have been selected, and substantially lowered the level of the individual award to the senior financial vice president to whom the individuals directly involved in entering into the derivatives contracts reported.

In order to determine the particular bonus to be paid to the chief executive officer, the Committee also considered the outcomes of its performance review process whereby Mr. Wagner's leadership to the Company and its various constituents, including the Board of Directors, was assessed over the course of the year by reference to performance criteria devised by the Committee for the purpose. This year the Committee was impressed by many accomplishments including Mr. Wagner's successful efforts toward improving return on equity and operating performance, particularly in the last two quarters of the year; his direction of Company efforts resulting in strategic investments in the Pacific Rim, Europe and Mexico; his continued push for responsiveness to the demands of the global marketplace by major restructuring, streamlining and emphasis on operational excellence through the 1994/1995 competitiveness and earnings improvement program; and his critical support for restructuring the Company's environmental, health and safety processes and organizations.

The Committee felt the Company's operating performance and Mr. Wagner's leadership justified an award to him at least at the level set for the overall award. However, in view of the reduction in the year's reported earnings which resulted from closing out the derivative contracts, the Committee determined to reduce Mr. Wagner's bonus award by $90,000.

1994 STOCK BASED LONG-TERM COMPENSATION. Long-term compensation is a particularly important component of our management compensation program, as it reflects Air Products' business portfolio which is capital intensive and requires long-term commitments for success. Under our shareholder approved long-term incentive program, executives and key employees receive various forms of stock based awards. There are currently two main elements which comprise stock based, long-term executive compensation -- stock options and deferred stock units.

Since options provide gains to executives only if the stock price improves over the market value at the date of grant and since shares in payment of deferred stock units are not delivered until two years following retirement, these awards serve to retain and motivate our executive officers and to align them with the interests of our shareholders. Both forms of long-term awards are subject to forfeiture should executives engage in certain activities including competing with the Company.

The executive stock option awards granted under the 1990 Long-Term Incentive Plan for fiscal year 1994 were made using dollar denominated award guidelines which were established as a multiple of the appropriate base salary range midpoints. The number of option units awarded was determined by dividing the dollar award level by the fair market value of Air Products common stock on the date of grant. The option exercise price is the fair market value on that day.

Selected executives and key employees, including all five officers named in this Proxy Statement, also received grants of Career Shares (deferred stock units) under the 1990 Deferred Stock Plan. Career Share award guidelines are reviewed each year to ensure consistency with overall compensation targets. A constant unit approach is used for these awards whereby each salary grade level has a fixed number of deferred stock units associated with it. Individuals chosen for awards receive the number of units according to the salary grade level of their current position.

The Committee established Mr. Wagner's fiscal year 1994 stock option and Career Share awards consistent with award guidelines for the CEO position. The Committee intends these awards to represent approximately 47 percent of Mr. Wagner's 1994 compensation, thereby significantly weighting the CEO's targeted mix of compensation toward long-term, stock based incentives in an effort to establish a solid connection with long-term corporate and stock market performance.

SUMMARY. Air Products' management compensation program is designed to closely link the performance of our management to accomplishing long-term growth strategies and building shareholder value. The individual elements are coherent and collectively provide a package that is well suited to the type of capital-intensive businesses in which Air Products is involved. At the same time, the program falls within the market guidelines of similarly sized companies. Our management team clearly understands the linkage of investment decision-making, operating performance, and their own compensation. Because of this linkage, we believe they are clearly focused on corporate growth and the interests of our shareholders.

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                         Terry R. Lautenbach, Chairman
                                 Tom H. Barrett
                                Will M. Caldwell
                                  Robert Cizik

COMPENSATION AND OPTION TABLES

TABLE 1 presents before-tax information concerning compensation earned, paid to, awarded or accrued for services by the named executive officers of the Company as of the end of fiscal year 1994, during fiscal years 1992, 1993 and 1994 including Career Share awards (referred to under the column 'Restricted Stock Awards') granted under the 1990 Deferred Stock Plan and options granted under the 1990 Long-Term Incentive Plan, each of which plans were approved by the shareholders in 1989. TABLE 2 presents more detailed information concerning the stock option awards granted in fiscal year 1994 to the individuals named in Table 1 pursuant to the 1990 Long-Term Incentive Plan. TABLE 3 presents information as to options exercised and held by such persons in fiscal year 1994.

                                     TABLE 1
                            SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                             COMPENSATION AWARDS
                                                               ANNUAL COMPENSATION         ------------------------
                                                        ---------------------------------               SECURITIES
                                                                                 OTHER                  UNDERLYING
                                                                                ANNUAL     RESTRICTED      STOCK
                NAME AND                                 SALARY      BONUS    COMPENSATION STOCK AWARD    OPTIONS      ALL OTHER
           PRINCIPAL POSITION              FISCAL YEAR  ($)(1)(2)   ($)(2)      ($)(3)      ($)(4)(6)    (#)(5)(6)   COMPENSATION(7)
- - -----------------------------------------     -----     ---------  ---------  -----------  -----------  -----------  -------------
Harold A. Wagner                                 1994   $ 600,000  $ 378,000   $     207    $ 289,562       46,010     $  18,653(8)
  Chairman, President and                        1993   $ 569,231  $ 256,000   $  74,707    $ 328,412       33,800     $  17,285
  Chief Executive Officer                        1992   $ 475,962  $ 294,000   $  70,963    $ 142,170       34,800     $  14,316
James H. Agger                                   1994   $ 254,000  $ 122,000   $       0    $  27,391       10,230     $   8,186(9)
  Vice President,                                1993   $ 252,616  $  76,000   $       0    $  31,066        7,890     $   7,785
  General Counsel and Secretary                  1992   $ 240,500  $ 104,000   $       0    $  23,695       10,340     $   7,256
Joseph J. Kaminski                               1994   $ 330,000  $ 178,000   $  91,874    $  66,521       16,620     $  10,233(10)
  Executive Vice President,                      1993   $ 311,539  $  99,000   $ 289,008    $  48,818       10,140     $   9,451
  Gases and Equipment                            1992   $ 234,808  $ 110,000   $ 294,634    $  37,235       12,560     $   7,696
J. Robert Lovett                                 1994   $ 350,000  $ 189,000   $       0    $  66,521       16,620     $  11,158(11)
  Executive Vice President,                      1993   $ 331,539  $ 112,000   $       0    $  75,446       12,400     $  10,182
  Strategic Planning and Technology              1992   $ 309,339  $ 144,000   $       0    $  44,005       14,780     $   9,311
Gerald A. White                                  1994   $ 276,000  $  88,000   $       0    $  43,043       12,090     $   9,055(12)
  Senior Vice President,                         1993   $ 275,462  $  83,000   $       0    $  48,818        9,180     $   8,553
  Finance                                        1992   $ 261,462  $ 112,000   $       0    $  37,235       11,520     $   7,903

- - ------------------
 (1) No executive named in the Table received a base salary increase during fiscal year 1994. Each named executive was paid for the full year at the annual base salary rate in effect on September 30, 1993. The apparent differences in incremental base salary paid for fiscal year 1994 over 1993 relate to the timing of the salary increases experienced in fiscal year 1993. Salary reviews and actions as to individual executives generally occur twelve months after the date of the last review which reflects the individual's hiring and salary progression history.

 (2) Amounts shown include cash compensation earned in or for each fiscal year, including amounts received by the executive as well as amounts earned but deferred at the election of the executive.

 (3) The value of perquisites and other personal benefits, if any, is not included, because in each instance the aggregate incremental cost to the Company for such benefits was below the Securities and Exchange Commission's ('SEC's') required disclosure thresholds. The amounts shown in this column are comprised of payments made under the Company's plans applicable to all employees who are U.S. citizens on international assignments. The amounts shown for Mr. Wagner for fiscal years 1994 and 1993 were entirely, and the amount shown for fiscal year 1992 was principally, for tax equalization relating to his overseas assignment which concluded during fiscal year 1990. The amounts shown for Mr. Kaminski for each year are comprised of payments for foreign cost of living and exchange rate adjustments, foreign housing costs and domestic housing management, and for tax equalization relating to his overseas assignment which concluded during the 1993 fiscal year. While not required to be disclosed under the SEC's transitional disclosure rules, fiscal year 1992 amounts are included for comparison purposes.

 (4) Deferred stock units referred to as 'Career Shares' awarded to executives at the beginning of fiscal years 1994, 1993 and 1992, respectively, under the 1990 Deferred Stock Plan approved by shareholders in 1989, each unit entitling the recipient to receive from the Company one share of Company common stock at or following the end of the applicable deferral period, together with a cash payment equivalent to the dividends which would have accrued on a share of common stock during the deferral period. The deferral period established by the Management Development and Compensation Committee is the earlier of two years following the executive's retirement, disability or death (but no earlier than two years from the grant date), subject to acceleration by this Committee upon a change in control of the Company as defined in the plan. Under the latter circumstances, the Committee may determine to pay the units in cash in an amount prescribed by a plan formula defining stock value. Amounts reported in the Table are based on the grant date market values of $39.13 per share for the fiscal year 1994 awards, $44.38 per share for the fiscal year 1993 awards, and $33.85 per share for the fiscal year 1992 awards (the mean of the high and low sale prices as reported on the NYSE -- Composite Transactions, for the date indicated), without giving effect to the diminution of value attributable to the nontransferability, absence of voting rights and other features and restrictions applicable to such units. As of September 30, 1994, Mr. Wagner held an aggregate of 19,000 units valued at $882,313; Mr. Agger held 2,100 units valued at $97,519; Mr. Kaminski held 3,900 units valued at $181,106; Dr. Lovett held 4,700 units valued at $218,256; and Mr. White held 3,300 units valued at $153,244, such values determined in the same manner as were the amounts in the Table but based on the 1994 fiscal year-end $46.4375 market value of a share of Company common stock.

 (5) During a thirty-day period following a change in control of the Company as defined in the 1990 Long-Term Incentive Plan, pursuant to which the options were granted, such options can be canceled upon or surrendered for payment of 100% of the 'spread' between the value of the shares of Company common stock subject to the option, as defined in such plan, and the option exercise price.

 (6) Deferred stock unit and option awards are subject to forfeiture at the discretion of the Management Development and Compensation Committee for breaching any agreement with or obligation to the Company or engaging in certain specified activities including competing with the Company.

 (7) Fiscal Year 1994 and 1993 amounts shown are comprised principally of Company matching contributions and/or accruals under the Company's qualified 401(k) and non-qualified supplementary defined contribution savings plans (together, the 'Savings Plan') under which the Company matches 50% of each participant's Savings Plan elective salary reduction up to 6% of base pay (i.e., a 3% match). In addition, incidental amounts (which do not exceed $800 for each of such years for any of the named executives) are included for the portion of the interest accrued on such Savings Plan and certain deferred bonus accounts above 120% of the applicable federal long-term rate for the applicable period of compounding. Interest accrued on such deferred compensation below such a market rate is not included because it is not treated as compensatory under applicable SEC disclosure rules. Fiscal Year 1992 amounts are comprised of similar Savings Plan and deferred bonus contributions and/or accruals and, while not required to be disclosed under the SEC's transitional disclosure rules, are included for comparison purposes.

 (8) The Savings Plan Company matching contribution and/or accrual for fiscal years 1994 and 1993 are $18,000 and $17,077, respectively.

 (9) The Savings Plan Company matching contribution and/or accrual for fiscal years 1994 and 1993 are $7,621 and $7,579, respectively.

(10) The Savings Plan Company matching contribution and/or accrual for fiscal years 1994 and 1993 are $9,900 and $9,347, respectively.

(11) The Savings Plan Company matching contribution and/or accrual for fiscal years 1994 and 1993 are $10,501 and $9,946, respectively.

(12) The Savings Plan Company matching contribution and/or accrual for fiscal years 1994 and 1993 are $8,281 and $8,265, respectively.

                                    TABLE 2
                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                     -----------------------------------------  POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                                      NUMBER OF   PERCENT (%) OF                 RATES OF STOCK PRICE APPRECIATION FOR TEN
                                     SECURITIES    TOTAL OPTIONS                              YEAR OPTION TERM(3)
                                       OPTIONS      GRANTED TO      EXERCISE    --------------------------------------------
                                       GRANTED     EMPLOYEES IN       PRICE        EXPIRATION          5%            10%
               NAME                    (#)(1)       FISCAL YEAR     ($/SH)(2)         DATE            ($)            ($)
- - -----------------------------------  -----------  ---------------  -----------  ----------------  ------------   ------------
Harold A. Wagner                         46,010           6.9%      $   39.13    October 2, 2003  $1,132,244.00  $2,869,328.00
James H. Agger                           10,230           1.5%      $   39.13    October 2, 2003  $  251,746.00  $  637,975.00
Joseph J. Kaminski                       16,620           2.5%      $   39.13    October 2, 2003  $  408,996.00  $1,036,475.00
J. Robert Lovett                         16,620           2.5%      $   39.13    October 2, 2003  $  408,996.00  $1,036,475.00
Gerald A. White                          12,090           1.8%      $   39.13    October 2, 2003  $  297,519.00  $  753,970.00
- - ----------------------------------------------------------------------------------------------------------------------------

                                                                                             5%           10%
                                                                                      ($63.74/SHARE) ($101.49/SHARE)
                                                                                        -----------   ------------
Increase in market value of Air Products stock at assumed annual rates of stock price appreciation used in Table 2 above over the ten-year period beginning on October 1,
  1993.(4).............................................................................  $2.8 billion $7.1 billion

- - ------------------
(1) Non-qualified stock options which become exercisable in one-third increments on the first three anniversaries of grant except that upon a change in control of the Company as defined in the option plan, there would be an automatic acceleration of their exercisability. During a thirty-day period following such a change in control, options can be cancelled upon or surrendered for payment of 100% of the 'spread' between the value of the shares subject to the option, as defined in the option plan, and the option exercise price. The option exercise price may be paid by delivery of owned shares and/or tax withholding obligations relating to exercise may be satisfied by delivery of owned shares and/or withholding shares purchased upon exercise. Outstanding options are subject to forfeiture at the discretion of the Management Development and Compensation Committee for breaching any agreement with or obligation to the Company or engaging in certain specified activities including competing with the Company. This Committee also retains discretion, subject to plan limits, to modify outstanding options. In general, options terminate when employment ends except due to retirement, disability or death, where the exercisable options (and unexercisable options prorated to termination of employment) continue through their expiration date and, if the Committee so approves as has been its practice for retiring executive officers and employee directors including the chief executive officer, unexercisable portions will become exercisable in accordance with the original grant terms.

(2) Granted at market value (the mean of the high and low sale prices on the grant date as reported on the NYSE -- Composite Transactions).

(3) Figures shown under 'Potential Realizable Value' are the pre-tax gains which would be recognized on October 1, 2003 if an executive exercised all of his 1994 options on October 1, 2003 and Air Products stock price had grown between October 1, 1993 and October 1, 2003 at the 5% and 10% assumed growth rates set by the SEC to $63.74 and to $101.49 per share, respectively. The amounts shown are not intended to forecast possible future appreciation, if any, of the price of Air Products stock. Since granted at market value, no gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately.

(4) These amounts represent the increase in the market value of Air Products outstanding shares (114 million) as of September 30, 1993, that would result from the same stock price growth assumptions used to show the Potential Realizable Values for the executives named in Table 2 above.

                                    TABLE 3
                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF
                                                                    SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                                    AT FISCAL YEAR END(#)      AT FISCAL YEAR END($)(2)
                                 SHARES ACQUIRED      VALUE       --------------------------  --------------------------
             NAME                ON EXERCISE(#)   REALIZED($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- - -------------------------------  ---------------  --------------  -----------  -------------  -----------  -------------
Harold A. Wagner                        8,580       $  308,751       113,506        80,144    $ 2,359,673   $   528,597
James H. Agger                          5,000       $  161,700        68,782        18,938    $ 1,603,049   $   128,980
Joseph J. Kaminski                          0       $        0        73,712        27,568    $ 1,803,143   $   188,076
J. Robert Lovett                            0       $        0        93,025        29,815    $ 2,147,014   $   200,491
Gerald A. White                         4,360       $  166,835       123,820        22,050    $ 3,272,914   $   149,276

- - ------------------
(1) Before-tax amounts determined by subtracting the exercise price from the exercise date market value (the mean of the high and low sale prices on the exercise date as reported on the NYSE -- Composite Transactions).

(2) Derived by subtracting the aggregate of the option exercise prices from the 1994 fiscal year-end market value for all shares underlying outstanding options since all of such options were 'in-the-money' -- that is, the September 30, 1994 market value of $46.4375 exceeded the applicable option exercise price.

As a general matter, whether or not financial benefit will be derived from the exercise of options depends on the relationship between the market price of the underlying securities and the exercise price of the options, and on the executive's own investment decisions. To the extent that options have an exercise price above the market price ('out-of-the-money'), such options may ultimately confer no financial benefit to the executive as they may expire before they can be exercised profitably. Similarly, options 'in-the-money' on a given date can become 'out-of-the-money' due to price fluctuations in the stock market. Also, the value of the stock purchased on exercise may later decline to below the option exercise price before the stock is sold. For these reasons, the Company believes that placing a current value on outstanding options is highly speculative and that such valuations may not represent the true benefit, if any, that may be realized by an executive.

STOCK PERFORMANCE INFORMATION

The following Graph compares the cumulative total shareholder returns of (a) the Company's common stock, (b) the Standard & Poor's 500 Stock Index and (c) the Standard & Poor's Chemicals Index, at each September 30 during the five-year period beginning September 30, 1989 and ending September 30, 1994. The Graph assumes the investment of $100 on September 30, 1989 in Air Products common stock, in the S&P 500 and in the S&P Chemicals, and total shareholder return was calculated on the basis that in each case all dividends were reinvested.

             COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN
                    Air Products, S&P 500 and S&P Chemicals
                    Comparative Growth of a $100 Investment
                    (Assumes Reinvestment of All Dividends)


                 Sep 89    Sep 90     Sep 91     Sep 92     Sep 93   Sep 94
                --------  --------  --------    --------   -------  -------
APCI               $100       $101       $154       $208       $186    $229
S&P 500            $100       $ 91       $119       $132       $149    $155
S&P Chemicals      $100       $ 75       $110       $121       $130    $172


PENSION PLANS

The Company funds a tax-qualified, defined benefit pension plan for virtually all U.S. employees, including four of the executives named in the Summary Compensation Table. Retirement income benefits are based upon the participant's years of credited service and average base salary for the highest three consecutive years during the final ten years of service ('Final Average Earnings'). In addition, the Company has an unfunded supplementary pension plan under which certain employees, including four of those named in the Summary Compensation Table, are provided pension benefits which cannot be paid under the qualified pension plan because of Internal Revenue Code limitations, as well as pension benefits which would be payable under the qualified plan if bonus payments were taken into consideration in determining Final Average Earnings.

Table 4 shows the approximate annual retirement benefits payable to salaried employees retiring at age 65 in calendar year 1994, after selected periods of service with selected amounts of Final Average Earnings, under the straight-life annuity option under the pension plans without reduction for any survivor benefit.

                                    TABLE 4
                               PENSION PLAN TABLE

REMUNERATION
 (FINAL                                            YEARS OF SERVICE
  AVERAGE      -----------------------------------------------------------------------------------------
 EARNINGS)         15           20           25           30           35           40           45
- - -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
     $300,000  $    66,423  $    88,564  $   110,705  $   132,846  $   154,987  $   177,487  $   199,987
      400,000       88,923      118,564      148,205      177,846      207,487      237,487      267,487
      500,000      111,423      148,564      185,705      222,846      259,987      297,487      334,987
      600,000      133,923      178,564      223,205      267,846      312,487      357,487      402,487
      700,000      156,423      208,564      260,705      312,846      364,987      417,487      469,987
      800,000      178,923      238,564      298,205      357,846      417,487      477,487      537,487
      900,000      201,423      268,564      335,705      402,846      469,987      537,487      604,987
    1,000,000      223,923      298,564      373,205      447,846      522,487      597,487      672,487
    1,100,000      246,423      328,564      410,705      492,846      574,987      657,487      739,987
    1,200,000      268,923      358,564      448,205      537,846      627,487      717,487      807,487

Retirement benefits are not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available, subject to certain conditions, as an optional form of payment for the portion of the retirement benefit payable under the supplementary pension plan.

In the case of the executives named in the Summary Compensation Table, compensation covered by the pension plans which is used to calculate Final Average Earnings is the annual compensation reported in the Salary and Bonus columns of the Summary Compensation Table (Table 1, at page 12). The years of service as of September 30, 1994 for the executive officers named in the Summary Compensation Table who participate in the pension plans are: Mr. Wagner, approximately 31 years; Mr. Agger, approximately 26 years; Mr. Kaminski, approximately 29 years; and Mr. White, approximately 32 years. In lieu of participation under the Company's pension plans, Dr. Lovett has a separate agreement with the Company providing for retirement benefits equal to those to which he would have been entitled if he had been an employee of the Company and a participant under the pension plans since the date he joined a former employer, thus giving him approximately 38 years of service.

The Company's obligations to pay benefits under the supplementary pension plan and separate agreements in lieu of participation in the Company's pension plan, including the agreement with Dr. Lovett referred to above, are secured by a grantor trust. Likewise, the Company's obligation to pay benefits under the non-qualified supplementary savings plan referred to in footnote 7 to Table 1, Summary Compensation Table, at page 12, is secured by a grantor trust. The Company's obligation to provide funding for each trust is secured by a letter of credit. Each letter of credit permits and each trust agreement requires the trustee to draw on the letter of credit to (a) pay benefits or trust administration expenses which the Company fails to pay and (b) fund each trust if the Company fails to maintain the letter of credit or if the Company fails to cash fund the trust on the day a change in control of the Company occurs (as defined in the trust). The assets of each trust will at all times be subject to claims of the Company's creditors and the trustee will not be able to draw on the letter of credit if the Company is insolvent (as defined in each trust).

CERTAIN AGREEMENTS WITH EXECUTIVE OFFICERS

The Company has identical agreements ('employment agreements') with certain Company executives including each of the current executive officers. The employment agreements are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in control of the Company. The employment agreements provide that in the event of a change in control of the Company (as defined in the employment agreements) each executive would have the right to continue in the Company's employment and receive compensation and benefits specified in the agreement to the earlier of his age 65 or three years following the later of the change in control or a subsequent merger, consolidation or reorganization of the Company occurring within three years of the change in control while he is still employed. If, during this period after such change in control, either the executive's employment is terminated by the Company without cause (as defined) or the executive is forced to resign due to a failure by the Company to comply with any material provision of the employment agreement, the executive would generally be entitled to receive liquidated damages equivalent to the compensation and benefits he would have received during the then remaining period of the employment agreement. This would include, in addition to continued medical, dental and other welfare benefits for such period and reimbursement of legal expenses, a lump sum cash payment equal to the then present value of (1) his monthly base salary, bonus and Company matching contribution or accrual under the Company's qualified 401(k) and non-qualified supplementary defined contribution savings plans, multiplied by the number of months remaining in the term of the employment agreement following his termination, and (2) the difference between the pension benefits which would have been payable at the end of the term of the employment agreement and the executive's earlier termination under or by reference to the Company's defined benefit pension plans.

Each employment agreement provides for indemnification of the executive if he becomes involved in litigation because he is a party to the agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes information known by the Company as to the beneficial owners of more than five percent of the Company's common stock, as of September 30, 1994.

                                                           AMOUNT AND NATURE OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP       CLASS
- - ---------------------------------------------------------  ---------------------  -------------
State Farm Mutual Automobile Insurance Company (1)                 7,486,800             5.9%
One State Farm Plaza
Bloomington, IL 61710

Mellon Bank (DE) National Association                             10,000,000             7.9%
Trustee of the Air Products and Chemicals, Inc.
  Flexible Employee Benefits Trust (the Trust)(2)
Mellon Bank Center
10th and Market Streets
Wilmington, DE 19801

- - ------------------
(1) Based upon information filed by State Farm Mutual Automobile Insurance Company ('State Farm') with the Securities and Exchange Commission (the 'Commission') in a report on Schedule 13F-E. State Farm has sole voting power and sole investment power as to all 7,486,800 shares. In addition, based upon information filed by State Farm Investment Management Corp. ('SFIMC') with the Commission and other information available to the Company, the Company has reason to believe that SFIMC is the beneficial owner of 725,000 shares, which represents 0.57% of the common stock of the Company, and that SFIMC has sole voting and investment power as to all 725,000 shares.

(2) As indicated in a report on Schedule 13D filed by the Trust with the Commission, the Trust holds the Company's common stock under a grantor trust agreement between the Company and Mellon Bank (DE) National Association, as Trustee, creating the Trust which was entered into to provide for the satisfaction of certain obligations of the Company and its affiliates under various employee benefit and compensation plans, programs, contracts and structures (the 'plans'). Shares held in the Trust will periodically be made available for transfer from the Trust to satisfy plan obligations specified by the Company. Both the Trust and Trustee have disclaimed beneficial ownership of all

    10,000,000 shares. The Trustee has no discretion in the manner in which the shares will be voted. The trust agreement provides that the Trustee will vote, and tender or exchange, the shares held in the Trust only in the same proportions and manner as the participants in the Company's Retirement Savings and Stock Ownership Plan (the 'Savings Plan') direct the trustee of the Savings Plan with respect to shares of Company common stock held by the Savings Plan. The particular rules for Savings Plan voting are described under CERTAIN PROCEDURAL INFORMATION at page 21, and, for tendering or exchanging, in footnote 1(d) on page 20. The trust agreement further provides that all voting and all tendering or exchange actions and directions with respect to the shares will be held in confidence and not disclosed to any person, including officers and employees of the Company.

The table below sets forth information furnished by the following persons and, where possible, confirmed from records of the Company, as to the number of shares of the Company's common stock beneficially owned by the directors, nominees for director and executive officers of the Company as of November 1, 1994.

                                                                      AMOUNT AND NATURE OF BENEFICIAL
NAME OF BENEFICAL OWNER                                           OWNERSHIP (1) AND PERCENT OF CLASS (2)
- - ---------------------------------------------------------------  -----------------------------------------
James H. Agger                                                            91,554(3)
Dexter F. Baker                                                          761,441(3)(4)
Tom H. Barrett                                                             5,353(5)
L. Paul Bremer                                                             1,000(5)
Will M. Caldwell                                                           3,800(5)
Robert Cizik                                                               2,200(5)
Ruth M. Davis                                                              3,410(5)
Robert F. Dee                                                              3,900(5)
Joseph J. Kaminski                                                       102,369(3)
Terry R. Lautenbach                                                        3,600(5)
J. Robert Lovett                                                         134,952(3)
Walter F. Raab                                                             5,600(5)
Judith Rodin                                                               1,000(5)
Takeo Shiina                                                               1,500(5)
Lawrason D. Thomas                                                           750
Harold A. Wagner                                                         204,856(3)
Gerald A. White                                                          151,644(3)
All directors and executive officers as a group
  including the above (19 persons)                                     1,643,679               1.28%

- - ------------------
(1) Beneficial ownership of common stock as reported in the above table has generally been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Accordingly, all Company securities over which the directors, nominees and executive officers named or the group directly or indirectly have or share voting or investment power have been deemed beneficially owned and have been included in the table. Except as otherwise noted in this footnote, the directors, nominees and executive officers have sole voting and investment power over the securities indicated in the table as beneficially owned by them.

    Included in the figures in the table are:

           (a) an aggregate of 1,183,662 options granted under the Company's Long-Term Incentive Plans and under the Company's Stock Option Plan for Directors and an aggregate of 62,900 deferred stock units known as 'Career Shares' awarded under the Company's 1990 Deferred Stock Plan, as to which securities the recipient directors and/or executive officers have no voting or investment power;

           (b) an aggregate of 13,288 shares held by, or for the benefit of, members of the immediate families or other relatives of certain of the directors, nominees and executive officers, of which amount such directors, nominees and executive officers disclaim beneficial ownership of 13,288 shares;

           (c) an aggregate of 18,106 shares owned jointly by certain of the directors, nominees and executive officers with their spouses with whom they share voting and investment power; and

           (d) shares represented by units of interest allocated to the account of the current and former executive officers named above under the Company's Retirement Savings and Stock Ownership Plan (the 'Savings Plan'). Participants are entitled to confidentially direct the Savings Plan trustee as to how to vote such shares represented by units of interest allocated to their Savings Plan accounts, as described under CERTAIN PROCEDURAL INFORMATION at page 21. Further, participants have the right to confidentially direct the trustee as to whether or not to tender or exchange such Savings Plan shares, but if the trustee does not receive timely directions from participants such shares will not be tendered or exchanged. The trustee will respond as to fractional shares in the same proportions as Savings Plan shares for which participant directions have been received.

(2) No individual director's, nominee's or executive officer's holdings totaled 1% or more of the outstanding shares as of such date.

(3) These figures include shares which may be acquired in the following amounts by exercise of stock options exercisable within 60 days of November 1, 1994, which options were granted under the Company's Long-Term Incentive Plans:
    Mr. Agger -- 78,270; Mr. Baker -- 475,980; Mr. Kaminski -- 86,820; Dr.
    Lovett -- 107,626; Mr. Wagner -- 151,708; Mr. White -- 134,750.

(4) This figure includes 80,000 shares owned by a private corporation and 65,786 shares owned by a charitable foundation, as to which shares Mr. Baker has shared voting and investment power.

(5) These figures include 1,000 shares which may be acquired by exercise of stock options exercisable within 60 days of November 1, 1994, granted under the Company's Stock Option Plan for Directors.

                         CERTAIN PROCEDURAL INFORMATION

The Annual Report for the fiscal year ended September 30, 1994, including financial statements, has been mailed to all shareholders together with this Proxy Statement, which was first mailed December 9, 1994. The Annual Report is not considered part of the proxy solicitation materials.

Only holders of common stock of record at the close of business on November 30, 1994, will be entitled to vote at the Annual Meeting. Under applicable Delaware law and the Company's By-Laws, as amended, the holders of a majority of such outstanding shares of common stock of the Company entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Proxies marked as abstaining (and broker non-votes which are described below) will be treated as present for purposes of determining a quorum for the meeting.

Each holder of the 123,389,852 issued and outstanding shares of $1 par value common stock of the Company as of the November 30, 1994 record date is entitled to one vote in person or by proxy for each share held. Such shares represented by each duly signed proxy will be voted as directed by the shareholder on the reverse side of the proxy and, if no direction is given on a duly signed proxy, such shares will be voted in favor of the proposals described in this Proxy Statement. Such shares will be voted in the judgment of the persons named in the proxy upon such other business as may properly come before the meeting.

A broker non-vote will occur when a broker who holds shares in street name for a customer, does not have the authority under the rules of the New York Stock Exchange ('NYSE') to cast a vote on a particular matter because its customer, the beneficial owner of the shares, has not furnished voting instructions on the matter. NYSE rules permit brokers to vote customer shares without instruction on the type of proposals described in this Proxy Statement, so it is not expected that broker non-votes will occur. Should any such proposal or other matter to properly come before the Annual Meeting be or become subject to the NYSE broker non-vote rules, broker non-votes would not be counted for any purpose as to any matter for which non-vote is indicated on the broker's proxy and, thus, would have no effect on the outcome of the vote on such matter.

Full shares of common stock held for the account of shareholders participating in the Dividend Reinvestment and Stock Purchase Program will be voted in the same manner as those shareholders have authorized their shares held of record to be voted. If such shareholders fail to instruct how the shares registered in their names shall be voted by not returning a proxy, the shares held in their dividend reinvestment accounts will likewise not be voted. Full shares of common stock represented by units of interest allocated to the account of participants in the Company's Retirement Savings and Stock Ownership Plan will be voted by the plan trustee pursuant to confidential directions received from the plan participants. Any such shares for which the trustee receives no voting directions and fractional shares will be voted by the trustee in the same proportions as plan shares for which voting directions have been received.

The total expense of solicitation of proxies will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. The Company has retained Morrow & Co. to assist in the solicitation of proxies for a fee of approximately $7,500, plus expenses. It may be that further solicitation of proxies will be made by telephone or oral communication by employees of the Company who will not be directly compensated therefor and the cost thereof will be borne by the Company.

Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1996 Annual Meeting, they must be received by the Company not later than August 11, 1995. Such proposals should be directed to the attention of the Secretary of the Company, at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501.

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501                                        [LOGO]


                        Proxy Solicited by the
Board of Directors for Annual Meeting of Shareholders - January 26, 1995

The undersigned hereby appoints Harold A. Wagner, Gerald A. White and James
H. Agger, or any one of them, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Air Products and Chemicals, Inc. on Thursday, January 26, 1995, and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof.

                    (Continued on reverse side)

- - ---------------------------------------------------------------------------
                     * FOLD AND DETACH HERE *

                  [Air Products logo appears here]

                    (Continued from other side)
     The Board of Directors recommends a vote FOR Nos. 1 and 2.


No. 1. ELECTION OF DIRECTORS. Election of D.F. Baker, T. Shiina and L.D. Thomas as Class III directors for three year terms and election of W. M. Caldwell as a Class I director for a one year term.

For     Withheld     To withhold authority to vote for any
                     individual nominee, write that nominee's name on the
[ ]       [ ]        space provided below.

                     _______________________________________________

No. 2. APPOINTMENT OF AUDITORS.
Ratification of appointment of Arthur Andersen LLP, as independent certified public accountants for fiscal year 1995.

FOR  AGAINST  ABSTAIN

[ ]    [ ]      [ ]

                        The shares represented by this proxy will be voted as directed by the shareholder on this proxy with respect to Proposals 1 and 2. If no direction is given, such shares will be voted for Proposals 1 and 2. Such shares will be voted in the proxies' discretion upon such other business as may properly come before the meeting.

                        Dated ________________________, 1995

                        __________________________________
                                    Signature

                        __________________________________
                            Signature if held jointly

                        Please mark and date this proxy and sign your name as it appears hereon. If executed by a corporation, a duly authorized officer should sign. Executors, administrators and trustees should so indicate when signing. If shares are held jointly, EACH holder should sign.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

- - ---------------------------------------------------------------------------
                     * FOLD AND DETACH HERE *


                [Air Products logo appears here]

                         Annual Meeting
                              of
                Air Products and Chemicals, Inc.

                  Thursday - January 26, 1995
                            2:00 p.m.
                Tompkins College Center Theater
              Cedar Crest College, Allentown, PA.

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                                                                                  For Withhold For All
                                              No. 1  ELECTION OF DIRECTORS.                    Except

  STATE STREET BANK                           Election of the following nominees: [ ]    [ ]     [ ]
  AND TRUST COMPANY                                           Class III (three year term)
                                                              D.F. Baker, T. Shiina and L.D. Thomas
The Board of Directors recommends a                           Class I (one year term)
vote FOR No. 1 and 2.                                         W.M. Caldwell

                                              Instruction:  To withhold authority to vote for any
                                              individual nominees, mark the "For All Except" box and
                                              write that nominee's name on the space provided below.

                                              ______________________________________________________

RECORD DATE SHARES:                                                            For  Against  Abstain
                                              No. 2  APPOINTMENT OF AUDITORS.  [ ]    [ ]      [ ]
                                              Ratification of appointment of Arthur Andersen LLP as
                                              independent certified public accountants for fiscal
                                              year 1995.
Please be sure to sign and date this Proxy.

[                                                               ]
     Participant sign here                    Date


- - ---------------------------------------------------------------------------
DETACH CARD

                    STATE STREET BANK AND TRUST COMPANY

December 9, 1994

TO: ALL PARTICIPANTS IN THE AIR PRODUCTS AND CHEMICALS, INC. RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN

We are pleased to enclose the Notice of Annual Meeting of Shareholders of Air Products and Chemicals, Inc. scheduled for January 26, 1995 and the accompanying proxy statement.

As a participant in a Company-sponsored employee benefit savings plan that provides for pass-through voting to participants, you are entitled to vote the shares credited to your account and held by us in our capacity as Trustee under the Air Products and Chemicals, Inc. Retirement Savings and Stock Ownership Plan. These shares will be voted in confidence as you direct if the enclosed voting direction form is completed by you and received by us on or before January 20, 1995.

We would appreciate your filling in and signing the voting direction form and returning it promptly in the postage paid envelope.

Cordially yours,


STATE STREET BANK AND TRUST COMPANY, TRUSTEE

 1995 Annual Meeting of Shareholders - Air Products and Chemicals, Inc.

          State Street Bank and Trust Company Boston, MA as Trustee for Air Products and Chemicals, Inc. Retirement Savings and
                     Stock Ownership Plan.

The Trustee is hereby directed to vote the shares of common stock of Air Products and Chemicals, Inc. represented by units of interest (the "shares") allocated to my account under the Retirement Savings and Stock Ownership Plan at the annual meeting of shareholders of Air Products and Chemicals, Inc. to be held on 26 January 1995 as directed on the reverse side with respect to Proposals 1 and 2.

I understand that the whole shares allocated to my Plan account will be voted by the Trustee in person or by proxy as so directed by me. If this form is signed and returned without directions, the shares allocated to my account will be voted by the Trustee for Proposals 1 and 2. Except as otherwise provided in the Retirement Savings and Stock Ownership Plan, such shares will be voted in the proxies' discretion upon such other business as may properly come before the meeting. If this form is not returned or is returned unsigned, the shares allocated to my account will be voted by the Trustee in the same proportions as shares held under the Plan for which voting directions have been received.

[PLEASE MARK AND DATE THE PROXY, AND SIGN YOUR NAME AS IT APPEARS ON THE OTHER SIDE.]